Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4 No. 333-            ) and related Prospectus of State Street Corporation for the registration of $750,000,000 aggregate principal amount of 2.825% Fixed-to-Floating Rate Senior Notes due 2023, $500,000,000 aggregate principal amount of 2.901% Fixed-to-Floating Rate Senior Notes due 2026, and $500,000,000 in aggregate principal amount of 3.152% Fixed-to-Floating Rate Senior Notes due 2031 and to the incorporation by reference therein of our reports dated February 20, 2020 with respect to the consolidated financial statements of State Street Corporation, and the effectiveness of internal control over financial reporting of State Street Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 10, 2020